Exhibit 10.11

Memorandum of Understanding

Party A: Kangbao County Government of Hebei Province
          Chuzhangdi Town Government

Party B: Cathay Merchant Group (Shanghai) Wind Energy Co., Ltd.

In accordance with the principles of equality and mutual benefit, Party A and Party B hereby sign this MOU based on their discussions on January 28, 2005.

1.

Party B, subject to commercial, technical and legal parameters being met satisfactory to it, intends to construct a Wind Power Plant (about east longitude 114º22'30"— 114º27’14" , north latitude 41º45'— 41º50') within about 50km2 of Chuzhangdi Village which is governed by Party A. The above longitude and latitude points shall be confirmed by both Parties soon.

2.

In order to establish the exact location for the wind turbines Party B will install its wind-measurement equipment soon after signing of this Memorandum of Understanding and Party A herewith grants Party B the right to use the above land for one year for wind measuring. Party A is entitled to terminate its approval if Party B fails to install its wind measuring equipment consisting of at least one wind measuring tower within above period of time.

3.	The construction scale shall be in accordance with the topography and landform. The installation scale for the engineering of one phase shall be approximately 50,000 kw.

4.	Party A shall provide Party B with its Certificate of Land Use Rights to certify that it is entitled to lease the afore-mentioned land.

5.

As soon as possible following the location of the wind turbines is known, Party B, by or with the assistance of Party A, shall be granted valid land use rights by either a lease agreement or otherwise granting of such rights. The price payable shall relate exclusively to a reasonable size around the wind turbines and the specific price shall be confirmed through negotiations between both Parties.

6.

Party A shall be responsible to assist Party B in handling the examination and approval procedures for obtaining the permission of construction land for the Wind Power Plant and land requisition. In addition, Party A shall assist Party B in handling various necessary procedures of the project construction within this Province.

7.	Party A and Party B shall co-operate in all other matters relating to the Wind Power Plant, e.g. road construction, power grid connection and power purchase agreement, etc.

8.

Furthermore, Party A guarantees that any development within above described site shall not affect the current and future construction and operation of the Wind Power Plant of Party B. The detailed issues shall be discussed further between both Parties.

9.	Party A shall assist Party B in handling various preliminary procedures required for the construction of the Wind Power Plant.

10.

It is the intention of Party B to complete the first phase of the construction project within 3.5 years from the date of signing of this MOU to pursue the Wind Power Plant Project after successful wind measuring.

11.

Within this 3.5 year period, the above said land is only used for the purpose of wind-measurement, project evaluation and erection of the Wind Power Plant by Party B and party A will ensure that it cannot be used by other persons or entities. In case Party B fails to complete phase one project (i.e. install at least one tower), Party A is entitled to take back the project and transfer it to another party without any penalties payable by Party B.

12.

Within the duration as set out in Article 11, Party A shall not interrupt or cancel the project construction right of Party B for any reason. However, due to infrastructure reasons that the Project cannot be carried out as soon as possible, Party A will not take any responsibility. But Party A will try its best to gain support from upper level governments and to improve the infrastructure and associated constructions for the Wind Power Plant.

13.

The issues not covered by this Memorandum of Understanding shall be solved through negotiation by both Parties. In the event an agreement cannot be reached the issue shall be handled by the Intermediate Court of Beijing in accordance with the laws of the PRC. However, no Party shall be entitled to damages from the respective other Party.

14.	This Memorandum of Understanding shall come into effect upon signing and it is made in three copies and written in Chinese and English. Each Party shall hold one original in Chinese and one original in English language.

Signed by:

Party A: Kangbao County Government of Hebei Province
          /s/ Wu Zhanqiang

          Chuzhangdi Village Government
          /s/ Ma Zhansen

Party B: Cathay Merchant Group (Shanghai) Wind Energy Co., Ltd.
          /s/ George Ho